                                                                    EXHIBIT 2.0

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                            STOCK PURCHASE AGREEMENT


                                  By and Among


                           QUESTRON TECHNOLOGY, INC.


                                      and


          THE SHAREHOLDERS OF COMP WARE, INC. D/B/A WEBB DISTRIBUTION
                         LISTED ON SCHEDULE 1.1 HERETO








                         Dated as of December 16, 1996



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                                      -1-
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         STOCK PURCHASE AGREEMENT dated as of December 16, 1996 (herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") by and among Questron Technology, Inc. a Delaware corporation ("Buyer"), and the shareholders of Comp Ware, Inc. d/b/a Webb Distribution, a Delaware corporation (the "Company"), listed on Schedule 1.1 ("Sellers").


                             W I T N E S S E T H :

         WHEREAS, Sellers are the beneficial and record holders of all of the shares of capital stock of the Company (the "Shares"); and

         WHEREAS, Sellers wish to sell and Buyer wishes to purchase the Shares upon the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1

                          SALE AND PURCHASE OF SHARES
                          ---------------------------

         1.1 Sale of Shares. At the Closing provided for in Section 2.1, each Seller shall sell to Buyer (or in Buyer's sole discretion, any subsidiary of Buyer) all of the Shares beneficially owned by such Seller as set forth in
Schedule 1.1, and Buyer shall purchase the Shares for the aggregate purchase consideration specified in Section 1.2.

         1.2 Purchase Consideration and Payment for Shares. At the Closing, Buyer shall (a) deliver to Sellers by wire transfers (or certified checks) for an aggregate amount equal to $3,250,000 (the "Cash Consideration") and (b) deliver to Albert J. Dinicola ("Majority Stockholder") Series IV Warrants (the "Warrants") to purchase 1,500,000 shares of Buyer's common stock, par value $.0001 per share ("Buyer Common Stock") and two notes (the "Notes") from Buyer each for $375,000 in the form of Exhibits A-1 and A-2 hereto. The Cash Consideration shall be allocated among and delivered to Sellers in accordance with Schedule 1.1. One of the Notes shall be payable in eighteen months and bear interest at 10% per annum (in the form of Exhibit A-1) and the second of the Notes shall be payable in equal monthly installments over a five year period and bear interest at 10% per annum (in the form of Exhibit A-2). The Notes shall provide that in the event Majority Shareholder receives net proceeds from the sale of the Warrants in excess of $375,000 (plus any previous principal payments on the Notes), the amount of such excess shall reduce the outstanding amount of the Notes, as more particularly set forth in the Notes. In the event that, during the period of the Lock-up Agreement (as hereinafter defined), Buyer's underwriter releases the Majority Stockholder from the Lock-up Agreement and the Majority Stockholder declines to sell the Warrants within seven business days of Majority Stockholder receiving written notice of such release, then, as more particularly set forth in the

Notes, the Notes shall be canceled. In the event of any inconsistency between the provisions of the Notes and the preceding provisions hereof, the provisions of the Notes shall control.

         1.3 Transactions on the Closing Date. (a) At the Closing, Sellers will deliver to Buyer the following:

             (i) stock certificates, in form suitable for transfer, registered in the name of each Seller, evidencing the number of Shares set forth opposite such Seller's name on Schedule 1.1, endorsed in blank or with an executed blank stock transfer power attached, and with any necessary stock transfer tax stamps attached thereto;

             (ii) all stock certificates, stock books, stock transfer ledgers, minute books and the corporate seals of the Company;

             (iii) resignations of all of the directors and officers of the Company; and

             (iv) each of the certificates and documents contemplated by
    Article 6.

    (b)  At the Closing, Buyer will deliver to Sellers the following:

             (i) the Cash Consideration and the Notes; and

             (ii) each of the certificates and documents contemplated by
    Article 7.

         1.4 Deposit. Concurrently with the execution and delivery of this Agreement, Buyer shall deliver to Ricklefs & Company, P.C., counsel to Majority Stockholder certificates representing the Warrants as a deposit. Such Warrants shall, upon the Closing, be subject to no restrictions on transfer, except as contained in the Lock-Up Agreement and security law restrictions. Buyer and Majority Stockholder agree that the Warrants shall be canceled and returned to Buyer in the event this Agreement is terminated.


                                   ARTICLE 2

                            CLOSING AND TERMINATION
                            -----------------------

         2.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Bernstein & Wasserman, counsel to Buyer's underwriters, 950 Third Avenue, New York, N.Y. 10022, at 10:00 A.M. (local time) on or about January 27, 1997 (the "Closing Date") or at such other place, time and date as may be agreed upon by Buyer and the Majority Stockholder.

         2.2 Termination. Anything contained in this Agreement other than in this Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time on or prior to the Closing:

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         (a) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by mutual written consent of Buyer and the Majority Stockholder;

         (b) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by either Buyer or Majority Stockholder, if the Closing shall not have occurred on or before March 31, 1997 (or such later date as may be agreed upon in writing by the parties hereto);

         (c) by Buyer, if any Seller shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Sellers shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date; or

         (d) by the Majority Stockholder, if Buyer shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Buyer shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date.


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

         Each Seller severally represents and warrants to Buyer, in the case of Sections 3.1, 3.4 and 3.6, and each of Albert J. Dinicola and Douglas J. Dinicola (the "Dinicolas") in the case of the other paragraphs of this Article 3, jointly and severally represents and warrants to Buyer, that:

         3.1 Due Execution. This Agreement and the Employment Agreements (as hereinafter defined) (collectively, the "Agreements"), have been, and will be as of the Closing Date, duly executed and delivered by such Seller, and (assuming due execution and delivery by Buyer) this Agreement constitutes, and each of the other Agreements to which such Sellers are a party when executed and delivered will constitute, a valid and binding obligation of such Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         3.2 Corporate Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations or business (a "Material Adverse Effect") of the Company. The disclosure letter dated

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the date hereof and delivered by the Dinicolas to Buyer and incorporated herein and made a part hereof (the "Disclosure Letter") sets forth the jurisdictions in which the Company is qualified to do business. Sellers have heretofore delivered to Buyer complete and correct copies of the articles of incorporation and by-laws of the Company as currently in effect.

         3.3 Subsidiaries and Equity Investments. Except as set forth in the Disclosure Letter, the Company has no subsidiaries and does not own, directly or indirectly, any investments, capital stock or other equity or ownership interests in any other corporations or business enterprises and is not partner in any partnership or co-venturer in any joint venture or other business enterprise. The term "subsidiary" means any corporation or other entity of which the Company, directly or indirectly, owns or controls capital stock or ownership interests representing either (i) more than fifty percent of the general voting power under ordinary circumstances of such corporation or entity, or (ii) if an entity other than a corporation, more than fifty percent of the economic interest therein.

         3.4 Ownership of Shares. Each Seller is the lawful record and beneficial owner of that number of Shares set forth opposite his name on
Schedule 1.1. Each Seller owns the Shares set forth opposite his name on
Schedule 1.1 free and clear of all pledges, liens, charges, encumbrances, easements, security interests, claims, options and restrictions of every kind ("Encumbrances") except for restrictions on transfer generally applicable under federal and state securities laws and for restrictions set forth in the Shareholders' Agreement dated as of December 9, 1994 by and among the Company and the shareholders named therein (the "Shareholders' Agreement"). Upon the delivery of the Shares in the manner contemplated under Section 1.3, Sellers will transfer to Buyer valid record and beneficial title to such Shares, free and clear of all Encumbrances except for restrictions on transfer generally applicable under federal and state securities laws.

         3.5 Capitalization. The authorized capital of the Company consists of 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 651,162 shares are issued and outstanding. No other class of capital stock or other ownership interests of the Company is authorized, issued, reserved for issuance or outstanding. All such issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of Common Stock (including, without limitation, the Shares), and no options, warrants or other rights, agreements, commitments or arrangements of any kind to acquire Common Stock, were issued in violation of (x) any preemptive or other rights or (y) any provision of any contract, agreement or arrangement of any kind (including, without limitation, the Shareholders' Agreement). Except as set forth on the Disclosure Letter, there are no outstanding options, warrants, subscriptions, unsatisfied preemptive rights, calls or other rights, agreements, commitments or arrangements of any kind to acquire any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of the Company or any security of any kind convertible into or exchangeable for any such capital stock. Except as set forth in the Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or other agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its shareholders and (ii) between or among any of the Company's shareholders. There is no outstanding bond, debenture, note or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which shareholders of the Company may vote.

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         3.6 No Violation. Except as set forth in the Disclosure Letter, neither Sellers nor the Company are subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision,

         (b) (in the case of the Company) its articles of incorporation or by-laws,

         (c) any contract, mortgage, deed of trust, lease, note, shareholders' agreement, proxy, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

         (d) any consent, judgment, order, writ, award, injunction or decree of any court, governmental or regulatory body, administrative agency or arbitrator,

that would conflict with, prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of termination, amendment, acceleration, revocation, cancellation or suspension as a result of, the execution, delivery and performance by Seller of the Agreements to which such Seller is a party and the consummation of the transactions contemplated thereby. Except as set forth in the Disclosure Letter, no consent, order, license, permit, approval or authorization of or declaration, notice or filing with any individual, corporation, partnership, limited liability company, trust or unincorporated organization or any government or any agency or political subdivision thereof (a "Person") is required for the valid execution, delivery and performance by Seller of the Agreements to which such Seller is a party and the consummation of the transactions contemplated thereby.

         3.7 Litigation. Except as set forth in the Disclosure Letter, there is
(i) no outstanding consent, order, judgment, injunction, award or decree of any court, governmental or regulatory body, administrative agency or arbitrator against or involving the Company, any of its officers or directors as such or any Seller in its capacity as a shareholder of the Company, (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Sellers' knowledge, threatened against the Company or any Seller in its capacity as a shareholder of the Company and (iii) to Sellers' knowledge, no investigation pending or threatened against or relating to the Company, any of its officers or directors as such or any Seller in its capacity as a shareholder (collectively, "Proceedings").

         3.8 Personal Property. (a) The Disclosure Letter sets forth (i) the tangible physical assets of the Company as of the date of this Agreement that do not constitute real property (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, software, vehicles, buildings and fixtures) and that have a book value or replacement value in excess of $50,000 per item or per category of items and the location by address of such items; (ii) individual refundable deposits in excess of $10,000 or $25,000 in the aggregate; and (iii) all outstanding loans or advances made by the Company to any Person in excess of $20,000.

         (b) Except as set forth in the Disclosure Letter, the Company has good and valid title to all of its material properties and assets that do not constitute real property, free and clear of all Encumbrances. Except as set forth in the Disclosure Letter, the Company owns, has valid leasehold interests (pursuant to leases disclosed in the Disclosure Letter) in or valid contractual rights pursuant to contracts disclosed in the Disclosure Letter (or not required to be disclosed therein due to the dollar thresholds set forth in Section 3.20(a)(i)) to use, all of the material assets, tangible and intangible, currently used by, or necessary for the present conduct of the business of, the Company.

         3.9 Real Property. (a) The Disclosure Letter sets forth each and every parcel of real property or interest in real estate held under a lease or used by the Company (the "Real Property"). The Company does not own any real property or interest (other than the leasehold interests referenced in the Disclosure Letter) in real estate. Sellers have heretofore delivered to Buyer complete and correct copies of each and every lease and all documents relating thereto, including any amendments thereto and any assignment thereof.

         (b) Except as set forth in the Disclosure Letter, with respect to the Real Property designated as "leased property" in the Disclosure Letter, the Company is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no defaults by it as tenant thereunder; and to Seller's knowledge, the Company has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems.

         3.10 Financial Statements. (a) Sellers have heretofore furnished Buyer with copies of the following financial statements of the Company: (i) audited balance sheets as at December 31 for each of the years ended December 31, 1994 and 1995, respectively; (ii) audited statements of operations and retained earnings and audited statements of cash flows for each of the years ended December 31, 1994 and 1995; (iii) an unaudited balance sheet (the "Reference Balance Sheet") as at October 31, 1996 (the "Reference Balance Sheet Date"); and (iv) an unaudited statement of operations and retained earnings (the "Reference Income Statement") and an unaudited statement of cash flows for the ten-month period ended October 31, 1996. Except as noted therein and except for normal year-end adjustments with respect to the unaudited financial statements, all such financial statements are complete and correct, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and present fairly the financial position of the Company at such dates and the results of its operations and cash flows for the periods then ended, subject to such inaccuracies, if any, which are not material in nature or amount.

         (b) There are no liabilities, debts, obligations or claims against the Company of any nature (accrued, absolute or contingent, unasserted or otherwise), except (i) as and to the extent reflected or reserved against on the Reference Balance Sheet; (ii) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Buyer pursuant to this Agreement; (iii) incurred since the Reference Balance Sheet Date in the ordinary course of business consistent with prior practice; or (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

         3.11 Books and Records. (a) Sellers have made and will make available for inspection by Buyer all the books of account relating to businesses of the Company. Such books

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of account of the Company reflect all the material transactions and other material matters required to be set forth under GAAP applied on a consistent basis.

                  (b) The minute books of the Company that have been made available to Buyer for its inspection contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) of the Company, and of the Company's shareholders, since January 1, 1994 and accurately reflect all material transactions referred to in such minutes and consents in lieu of meetings. The stock books that have been made available to Buyer for its inspection are, since January 1, 1994, true and complete in all material respects..

         3.12 Tax Matters. (a) For purposes of this Agreement,

              (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items) relating to the income, operations or properties of the Company or the ownership thereof (by Sellers);

              (ii) "Pre-Closing Periods" shall mean all Tax periods commencing on or after January 1, 1994 and ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date;

              (iii) "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by any Person and relating to the Company;

              (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended; and

              (v) the term "Tax deficiency" shall include a reduction in any net operating losses.

         (b) In respect of the Pre-Closing Periods only, except as set forth in the Disclosure Letter,

              (i) all Returns have been or will be timely filed when due in accordance with all applicable laws;

              (ii) all Taxes shown on the Returns have been or will be timely paid when due;

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              (iii) the Returns completely, accurately, and correctly in all material respects reflected the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

              (iv) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any Pre- Closing Period as reflected on the books of the Company are adequate in all material respects to cover such Taxes;

              (v) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the Company for any Pre-Closing Period, and no Person has been requested to enter into any such agreement or consent;

              (vi) all Returns with respect to taxable years ending on or after December 31, 1993 and on or prior to December 31, 1996 have been examined by the relevant taxing authorities and closed, or are Returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired;

              (vii) all Taxes which the Company is required by law to withhold or collect have been in all material respects duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

              (viii) there is no action, suit, proceeding, investigation, audit or claim currently pending, or to Sellers' knowledge, threatened, regarding any Taxes relating to the Company for any Pre-Closing Period;

              (ix) all Tax deficiencies which have been claimed, proposed or asserted against Sellers or, to Sellers' knowledge, any prior shareholder of the Company relating to ownership of stock in the Company or against the Company or any group of which the Company is now or was formerly a member have been fully paid or finally settled;

              (x) no Person has executed or entered into a closing agreement pursuant to Code Section 7121 (or any comparable provision of state, local or foreign law) that is currently in force and determines the Tax liabilities of the Company;

              (xi) there is no, and will not be any, agreement or consent made under Code Section 341(f) (or any comparable provision of state, local or foreign law) affecting the Company;

              (xii) there are no liens for any Tax on the assets of the Company except liens which arise as a matter of law;

              (xiii) there are no tax sharing agreements to which the Company is now or, to Seller's knowledge, ever has been a party;

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              (xiv) the Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
    Section 280G (or any comparable provision of state, local or foreign law);

              (xv) the Company has not received any written notice of any reassessment and, to Sellers' knowledge, there are no proposed reassessments of any property owned or leased by the Company or any other proposals that would increase the amount of any Tax for which the Company could be liable;

              (xvi) the Company has not agreed, and is not required, to make any adjustment under Code Section 481(a) (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise;

              (xvii) Seller has received no notice that prior to January 1, 1994, (A) any valid election pursuant to Section 1362 of the Code was not in effect with respect to the Company, (B) valid elections, to the extent required by local and state laws to qualify the Company as an "S corporation", were not in effect with respect to the Company and (C) the Company did not maintain its status as an "S corporation" within the meaning of Section 1361(a) of the Code. Seller has received no notice that the Company's elections to be taxed under the provisions of Subchapter S of the Code for tax years prior to January 1, 1994 and the Company's election to be taxed as a "C corporation" within the meaning of Section 1361(b) of the Code for tax years subsequent to December 31, 1993 were not duly made, proper and effective and in compliance with the applicable requirements of the Code, the Treasury regulations promulgated thereunder, and state and local laws. The Company has not been, and will not be, subject to any Tax under Section 1374 or 1375 of the Code for any taxable year ending on or after January 1, 1994 and on or prior to the Closing Date; and

              (xviii) no power of attorney is currently in effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to the Company.

         3.13 Employee Matters. (a) The Disclosure Letter attached hereto sets forth as of the date hereof the name, current annual compensation rate (including bonus and commissions), title, current base salary rate and accrued bonus of each present employee of the Company; and a list of any employment, managerial, advisory, consulting and severance agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; any employee handbook(s); any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended; any affirmative action plans; and each employee benefit or compensation plan, agreement or arrangement covering present employees of the Company, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), stock purchase, stock option, fringe benefit, change in control, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the "Benefit Plans"), whether sponsored, maintained or contributed to by the Company.

         (b) For each Benefit Plan, except as set forth on the Disclosure Letter, each of the following is true:

              (i) if such Benefit Plan is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under the Code, since 1992 the Plan has received at least one favorable determination letter as to its qualification under the Code (or such a letter has been or will be applied for prior to expiration of the applicable remedial amendment period), and to Seller's knowledge nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification or which would result in material costs to the Company under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution Program or Administrative Policy Regarding Sanctions;

              (ii) the financial statements of the Company reflect in all material respects all employee liabilities arising under such Benefit Plan in a manner satisfying the applicable requirements (if any) of Statement of Financial Accounting Standards ("SFAS") Nos. 87, 88, 106 and 112;

              (iii) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to Sellers' knowledge, threatened, and to Sellers' knowledge, there are no facts which could give rise to any such material actions, suits or claims (other than routine claims for benefits in the ordinary course);

              (iv) neither Sellers, the Company, nor any other party has, with respect to any such Benefit Plan, engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA Section 406, which would subject the Company or Buyer to any Taxes, penalties or other material liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i);

              (v) the reporting and disclosure requirements of ERISA have been complied with in all material respects;

              (vi) all contributions and insurance premiums required as of the Closing Date have been paid in all material respects;

              (vii) the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereunder, will not (pursuant to any "change-of-control provision" or otherwise) result in any additional (or otherwise modify or accelerate any existing or contingent) obligation or liability (with respect to accrued benefits or otherwise) to any such Benefit Plan, to any employee or former employee of the Company; and

              (viii) Sellers have delivered to Buyer current, accurate and complete copies of such Benefit Plan (including the plan document, trust agreement and other funding or insurance instruments relating thereto) and, to the extent applicable, copies of the most recent: (A) determination letter and any outstanding request for a determination letter; (B) Form 5500 with respect to the plan years ending in calendar years 1994, 1995 or

    1996; (C) collective bargaining agreements or other such contracts; and (D) the general notification to employees of their "COBRA" rights under Code
    Section 4980B and ERISA Sections 601-609 and the form of letter(s) distributed upon the occurrence of a COBRA qualifying event for each Benefit Plan that is a "group health plan" as defined in Code Section 5000(b)(1) and ERISA Section 607(1).

         (c) The Company does not sponsor or maintain (and has not sponsored or maintained in the calendar years ending 1994, 1995 and 1996) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

         (d) The Company does not contribute and is not obligated to contribute (and has not been obligated to contribute in the calendar years ending 1994, 1995 and 1996) to a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA).

         (e) The Company has no employee welfare benefit plans (within the meaning of ERISA Section 3(1)).

         (f) With respect to the Company, except as set forth in the Disclosure Letter, each of the following is true in all material respects:

              (i) the Company is in compliance with all applicable laws and agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health and, to Sellers' knowledge, is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Sellers' knowledge, threatened, or, to Sellers' knowledge, any investigation pending or threatened against the Company relating to any thereof, and, to Sellers' knowledge, no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

              (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers' knowledge, threatened against the Company;

              (iii) to Sellers' knowledge, none of the employees of the Company is a member of or represented by any labor union and, there are no attempts of whatever kind and nature being made to organize any of such employees;

              (iv) without limiting the generality of paragraph (iii) above, no certification or decertification is pending or was filed within the past twelve months respecting the employees of the Company and, to Sellers' knowledge, no certification or decertification petition is being or was circulated among the employees of the Company within the past twelve months;

              (v) no agreement (including any collective bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on the Company in any material way limits or restricts the Company from relocating or closing any of its operations;

              (vi) the Company has not experienced any organized work stoppage in the last five years; and

              (vii) there are no administrative proceedings or complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Sellers' knowledge, threatened, or to Sellers' knowledge, any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court. Since January 1, 1994 or prior thereto, there have been no audits of the equal employment opportunity practices or affirmative action practices of the Company and, to Sellers' knowledge, no reasonable basis for any claim regarding such practices exists.

         3.14 Intellectual Property. The Disclosure Letter sets forth a list of all registered trademarks, trademark registrations and applications therefor, trade names, brand names, all service marks, service mark registrations and applications therefor, all registered trade dress rights, registrations and applications therefor, patents and patent applications, material registered copyrights, and applications therefor (including information as to expiration dates of all the foregoing where applicable) presently owned or used, in whole or in part, by the Company or for which the Company is licensed. Neither Sellers nor the Company are licensors in respect of any patents, trade secrets, inventions, shop rights, copyrights or applications therefor which are used in the business of the Company.

         3.15 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet and all accounts receivable created since that date through the Closing Date represent in all material respects and will in all material respects represent valid obligations owing to the Company, have arisen from bona fide transactions in the ordinary course of business and, to Seller's knowledge, are fully collectible by the Company in the ordinary course of business, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet.

         3.16 Inventory. Except as set forth in the Disclosure Letter, to Seller's knowledge and in all material respects, the inventories of raw materials, in-process and finished products of the Company are in good condition, conform in all material respects with the Company's applicable specifications and warranties, are not obsolete, and are to Seller's knowledge saleable as of the date hereof at values not less than the book value amounts thereof. Adequate reserves have been provided for inventory obsolescence and the values at which such inventories are carried are in accordance with GAAP consistently applied.

         3.17 No Material Change. Since the Reference Balance Sheet Date, there has been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Company.

         3.18 Absence of Change or Event. Except as set forth in the Disclosure Letter, since the Reference Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and has not:

              (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of $20,000 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

              (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of the property, businesses or assets, tangible or intangible, of the Company, except for purchase money liens;

              (c) sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed, or the making of any loans, to any officer, director, shareholder or other affiliate of the Company, except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed on the Reference Balance Sheet or in the Schedules, or canceled, waived, released or otherwise compromised any debt or claim other than in the ordinary course of business, or any material right;

              (d) suffered any damage, destruction or loss (whether or not covered by insurance) in an amount greater than $25,000, excluding losses, damage or destruction arising from the flood of Company's principal place of business on or about October, 1996 (the "Flood Event") which uninsured loss amount is not in excess of $150,000;

              (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

              (f) instituted or threatened any litigation, action or proceeding before any court, governmental or regulatory body, administrative agency or arbitrator relating to it or its property;

              (g) issued, authorized for issuance or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or any option, warrant or other right to acquire such capital stock;

              (h) increased the compensation of any officer, director, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the case of any employee whose annual base compensation is less than $100,000;

         (i) materially changed any of its business or accounting accrual practices, including, without limitation, the amount of promotional or advertising expenditures, investments, marketing, pricing, purchasing, production, personnel, sales, returns or budgets, accounts receivable or inventory reserves, or otherwise changed its policies with respect thereto;

         (j) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

         (k) allowed any Permit (as hereinafter defined) relating to the business of the Company to lapse or terminate;

         (m) materially amended or terminated or received any threat (not subsequently withdrawn) to terminate, any Contract (as hereinafter defined);

         (n) amended its articles of incorporation or bylaws or merged with or into or consolidated with any Person, subdivided, combined or in any way reclassified any shares of its capital stock, or changed or agreed to change the rights of its capital stock or the character thereof; or

         (o) engaged in any other material transaction other than in the ordinary course of business.

         3.19 Compliance With Law. Except as set forth in the Disclosure Letter, the operations and activities of the Company have complied and are in compliance in all respects with all applicable federal, state, local and foreign laws, statutes, rules, regulations, judicial and administrative decisions and consents, judgments, orders, awards, writs and decrees of any court, governmental or regulatory body, administrative agency or arbitrator, including, without limitation, health and safety statutes and regulations and all environmental laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, the failure of which could have Material Adverse Effect on the Company.

         3.20 Contracts and Commitments. (a) The Disclosure Letter sets forth each written contract or agreement involving a liability or obligation of the Company equal to or in excess of $10,000 and outstanding as of the date hereof to which the Company is a party, other than ordinary course of business purchase orders.

         (b) Except as set forth in the Disclosure Letter:

              (i) Each of the agreements set forth in the Disclosure Letter (the "Contracts") was entered into in a bona fide transaction in the ordinary course of business, is valid and binding on the Company (assuming due authorization, execution and delivery thereof by the other parties thereto) and to Seller's knowledge is in full force and effect and, upon consummation of the transactions contemplated hereby, to Seller's knowledge will continue in full force and effect without penalty. Sellers have heretofore delivered to Buyer complete and correct copies of the Contracts. There is not under any
    Contract: (A) any existing material default by the Company or, to Sellers' knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by the Company or, to Sellers' knowledge, by any other party, or result in a right to accelerate, suspend or terminate or result in a loss of rights of the Company;

              (ii) No purchase contracts (other than inventory purchase commitments) of the Company continue for a period of more than 12 months; and

              (iii) To Seller's knowledge, the Company is not under any material liability or material obligation with respect to the return of inventory or merchandise in the possession of distributors, customers or other Persons.

         3.21 Insurance. (a) The Disclosure Letter sets forth (i) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering the Company's public and product liability and its personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company's premiums, deductibles and losses in excess of $25,000, by year, by type of coverage, for the calendar years 1994, 1995 and 1996 based on information received from the Company's insurance carrier(s);
(iii) all outstanding insurance claims in excess of $10,000 by the Company for damage to or loss of property or income which have been referred to insurers or which Sellers believe to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company for the calendar years 1994, 1995 and 1996, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person. Sellers have heretofore delivered to Buyer complete and correct copies of the policies and agreements set forth in the Disclosure Letter.

         (b) The insurance policies set forth in the Disclosure Letter are in full force and effect, all premiums which are due with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. To Seller's knowledge, such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in the Disclosure Letter; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. To Seller's knowledge the Company has not been refused any insurance with respect to the respective assets or operations of the Company, nor has any such coverage been limited, by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the calendar years 1994, 1995 and 1996.

         3.22 Affiliate Interests. (a) No payments other than compensation payments during calendar years 1994, 1995 and 1996 have been made by the Company to any officer, director or shareholder of the Company.

         (b) Except as set forth in the Disclosure Letter, no shareholder, officer or director of the Company or any affiliate of any Seller (in each case, or any family member thereof) (i) has any interest, directly or indirectly, in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company, (ii) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of companies which are publicly held and traded), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims arising in the ordinary course of business arising from such Person's employment with the Company and indebtedness described in paragraph
6.7 hereof.

         3.23 Customers, Suppliers, Distributors, Etc. (a) Except as set forth in the Disclosure Letter and except for the loss of such other customers that will not have a Material Adverse Effect on the Company, since December 31, 1995, no supplier, customer, distributor or sales representative of the Company has canceled or otherwise terminated, or made any written threat to the Company or to any of their affiliates to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Company. Except as set forth in the Disclosure Letter and except for the loss of such relationship that will not have a Material Adverse Effect on the Company, to Sellers' knowledge no such supplier, customer, distributor or sales representative intends to cancel or otherwise terminate its relationship with the Company.

         (b) Schedule 3.23 sets forth by dollar volume for the 1996 year to date the 25 largest customers of the Company.

         3.24 Absence of Questionable Payments. Neither the Company nor, to Sellers' knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Neither the Company nor, to Sellers' knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts or expenditures.

         3.25 Disclosure. (a) No representations or warranties by Sellers in this Agreement, including the Exhibits, Schedules and the Disclosure Letter, and no statement contained in any document (including, without limitation, the financial statements, certificates and other writings furnished or to be furnished by Sellers to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to the Dinicolas which has a Material Adverse Effect on the Company which has not been set forth in this Agreement, including any Exhibit or Schedule or the Disclosure Letter, the financial statements referred to in
Section 3.10 (including the footnotes thereto), any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Sellers or the Company in connection with the transactions contemplated by this Agreement.

         (b) Sellers have furnished or caused to be furnished to Buyer complete and correct copies of all agreements, instruments and documents set forth on the Disclosure Letter. Each of the Schedules and the Disclosure Letter is complete and correct.

         3.26 Information in Registration Statement. None of the information supplied or to be supplied by Majority Stockholder for the express purpose of inclusion or incorporation by reference in (a) the Registration Statement and
(b) any other documents to be filed with the Securities and Exchange Commission (the "SEC") in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, cause the Registration Statement to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they were made not misleading.

         3.27 Sellers' Knowledge. The term "Sellers' knowledge" shall mean the actual knowledge of any of the Dinicolas.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

         Buyer represents and warrants to Sellers that:

         4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

         4.2 Corporate Authority. Buyer has full corporate power and authority to enter into the Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Agreements to which it is party have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements to which it is party will be as of the Closing Date, duly executed and delivered by Buyer, and (assuming due execution and delivery by Sellers) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         4.3 No Violation. Buyer is not subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision,

         (b) any articles or certificate of incorporation or by-laws,

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Except in connection with the Offering (as hereinafter defined), no consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

         4.4 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to any distribution thereof.

         4.5 Capitalization. The shares of Buyer Common Stock issuable upon exercise of the Warrants, have been adequately reserved and such reservation will be maintained by Buyer so long as the Warrants remain outstanding.

         4.6 Registration Statement and Offering. Buyer represents that it intends to file with the SEC as soon as possible after the execution of this Agreement a registration statement for review in connection with an offering of its Convertible Preferred Stock (the "Offering"), intending to comply with the provisions of the Securities Act of 1933 (the "Registration Statement"). Buyer, as of the date hereof, has received no notice from either the SEC or its underwriter that said Registration Statement will not comply with the provisions of applicable securities laws. Buyer, as of the date hereof, has received no notice (verbal or written) from its underwriter that such underwriter is either not willing to proceed with such Offering or that it recommends a delay in such Offering because of (i) market conditions, (ii) the financial or business results or prospects of the Buyer, or (iii) any other reason, and to Buyer's knowledge, its knows of no basis for any such underwriter decision based on the foregoing clause (ii).


                                   ARTICLE 5

             CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND BUYER
             -----------------------------------------------------

         5.1 Conduct of Business Prior to the Closing Date. Sellers agree that, between the date hereof and the Closing Date:

         (a) Except as contemplated by this Agreement or permitted by written consent of Buyer, Sellers shall cause the Company to operate its business only in the ordinary course consistent with prior practice and not to:

              (i) take any action of the nature referred to in Section 3.18, except as permitted therein;

              (ii) change the Company's banking or safe deposit arrangements;

              (iii) cause or permit indebtedness (which for purposes of this clause (iii) shall be deemed to exclude trade payables consisting of accounts payable, deferred taxes and accrued expenses) of the Company to exceed $25,000 in the aggregate; or

              (iv) except as my be required by law, take any action to amend or terminate any Employee Benefit Plan or adopt any other plan, program, arrangement or practice providing new benefits or compensation to its employees.

         (b) Sellers shall use their best efforts to preserve the business organization of the Company intact, to keep available to Buyer the services of the present officers and employees of the Company and to preserve for Buyer the good will of the Company's suppliers, customers, distributors, sales representatives and others having business relations with the Company.

         (c) Sellers shall cause the Company to maintain in force the insurance policies referred to in Schedule 3.21 or insurance policies providing the same or substantially similar coverage; provided, however, that the Majority Stockholder will notify Buyer prior to the expiration of any of such insurance policies.

         (d) Except as contemplated by this Agreement or permitted by written consent of Buyer, no plan, fund, or arrangement disclosed or required to be disclosed in Schedule 3.13(a) has been or will be:

              (i) terminated by the Company other than for expiration of its terms;

              (ii) except as required by law, amended (except as expressly required by law) in any manner which would directly or indirectly increase the benefits accrued in a material amount, by any participant thereunder; or

              (iii) except as required by law, amended in any manner which would materially increase the cost to Buyer of maintaining such plan, fund or arrangement.

         (e) Majority Stockholder shall give Buyer prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty of Sellers of which Majority Stockholder has knowledge, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of Sellers contained in this Agreement.

         5.2 Tax Covenants. (a) Sellers shall timely cause to be prepared and filed by the Company all Returns of the Company due prior to the Closing Date (taking into account timely filed extensions) and timely pay, or cause to be paid by the Company, when due all Taxes relating to such Returns except to the extent that the liability for such Taxes is being contested in good faith by the Company and proper reserves for any such liability are established on the books and records of the Company. Prior to the filing of any Return described in the preceding sentence, Sellers shall provide Buyer with a substantially final draft of such Return at least fifteen (15) business days prior to the due date for filing such Return, and Buyer shall have the right to review such Return prior to the filing of such Return. Buyer shall notify the Majority Stockholder of any reasonable objections Buyer may have to any items set forth in such draft Returns, and Buyer and Sellers (acting through the Majority Stockholder) agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Return provided, however, if Seller and Buyer are unable to agree on any of the items set forth in such draft Return, and the Company would become subject to late fees and penalties if such Return is not filed, then Sellers may file such Return and upon resolution of such disputed items, such Return shall be amended, if necessary. Such Returns shall be prepared or completed in a manner consistent with prior practice of Sellers and the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Buyer prior to the filing thereof, subject to the proviso of the preceding sentence.

         (b) Buyer and Majority Stockholder shall cooperate with each other in responding to any audit or proceeding relating to any Returns (including any proceeding relating to the Company for Pre-Closing Periods). Notwithstanding anything to the contrary contained or implied in this Agreement, (i) without the prior written approval of Buyer (which shall not be unreasonably withheld or delayed), neither Sellers nor any affiliate thereof shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement shall materially affect the Tax liability of Buyer, any of its affiliates or the Company (including, but not limited to, the imposition of Tax deficiencies, the material reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of material amortization or depreciation deductions, or the material reduction of loss or credit carry-forwards).

         (c) Buyer shall promptly notify the Majority Stockholder upon receipt by Buyer, any affiliate of Buyer or the Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre-Closing Periods only, so long as Pre-Closing Periods remain open; provided, however, that failure by Buyer to comply with this Section 5.2(c) shall not affect Buyer's right to indemnification relating to Taxes if such failure does not prejudice the rights of Sellers. Sellers shall promptly notify Buyer upon receipt by any Seller or any affiliate thereof of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre-Closing Periods only; provided, however, that the failure by Sellers to comply with this Section 5.2(c) shall not affect Sellers' right to indemnification if such failure does not prejudice the rights of Buyer.

         (d) Neither Sellers nor any affiliate of any Seller shall, without the prior written consent of Buyer, file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to the Company, to the extent that any such filing shall materially affect the Tax liability of Buyer, any of its affiliates or the Company (including, but not limited to, the imposition of Tax deficiencies, the material reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of material amortization or depreciation deductions, or the material reduction of loss or credit carry-forwards).

         (e) Any and all powers of attorney relating to Tax matters concerning the Company shall be terminated as to the Company on or prior to the Closing Date and shall have no further force or effect.

         (f) After the Closing Date, Buyer and Sellers shall provide each other, and Buyer shall cause the Company to provide Sellers, with such cooperation and information relating to the Company as either party reasonably may request in (A) filing any Tax return, amended return or claim for refund,
(B) determining any Tax liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes or (D) effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause the Company to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Sellers or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section
5.2 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Sellers nor Buyer, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.2(f).

         (g) Buyer shall have received from each Seller, on or before the Closing Date, an affidavit to the effect that Seller is not a "foreign person" within the meaning of Code Section 1445. If, on or before the Closing Date, Buyer shall not have received such affidavit from any Seller, Buyer may withhold from the Purchase Consideration payable at Closing to such Seller pursuant hereto such sums as are required to be withheld therefrom under
Section 1445 of the Code.

         (h) Sellers shall be liable for, and shall pay when due, (i) any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder and (ii) other Taxes imposed on Sellers or any former shareholder of the Company for which Buyer or the Company is held liable. Other than in the case of Returns and other documentation that is required to be filed by the Company after the Closing Date, Sellers shall, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes.

         5.3 Expenses and Finder's Fees. Buyer and Sellers will bear their own expenses in connection with this Agreement and its performance. Sellers, on the one hand, and Buyer, on the other hand, each represent and warrant to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party or the Company for a brokerage commission, finder's fee or other like payment.

         5.4 Access to Information and Confidentiality. Sellers agree that until the Closing, Buyer may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Buyer to evaluate the transactions contemplated by this Agreement. Until the Closing, Sellers shall afford Buyer reasonable access to the premises, books, records and business affairs of the Company (and, to the extent directly relating thereto, of Sellers) for purposes of conducting such investigation and, promptly after the end of each month (without demand or notice), shall furnish Buyer with copies of an unaudited balance sheet as of the end of such month and unaudited statements of income and cash flows for such month, in each case prepared consistent with the standards set forth in the second sentence of Section 3.10(a). Each of Sellers and Buyer will hold and will cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to Buyer and all documents and information concerning Buyer furnished to Sellers in connection with the transactions contemplated by this Agreement, on the terms and subject to the conditions contained in the Confidentiality Agreement dated September 9, 1996 between Buyer and the Company, which shall survive delivery of this Agreement but shall be deemed to be of no further force and effect following the Closing.

         5.5 No Solicitation. Sellers shall not, and shall direct the Company and its affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sales of substantial assets, sales of shares of capital stock or similar transactions involving the Company or enter into any agreement with respect thereto. Sellers will promptly communicate to Buyer the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.

         5.6 Press Releases. Except as required by law or stock exchange regulation, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of the Majority Stockholder and Buyer.

         5.7 Transitional Assistance. Sellers shall reasonably cooperate with and assist Buyer in the orderly transfer of the business of the Company after the Closing Date. Such cooperation and assistance shall include but not be limited to the physical transfer of any books, records and computer software of the Company.

         5.8 Conditions. Sellers shall use their best efforts to fulfill or cause the fulfillment of the conditions set forth in Article 6. Buyer shall use its best efforts to fulfill or cause the fulfillment of the conditions set forth in Article 7, and Buyer covenants and agrees that, subject to its underwriters requirements, it shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the Closing Date and to complete the Offering by the Closing Date.

         5.9 Lock-Up. Majority Stockholder shall execute and deliver to Buyer and Buyer's underwriters a lock-up agreement in the form of Exhibit B hereto (the "Lock-up Agreement").

         5.10 Notice as to Offering. Buyer agrees to provide the Majority Stockholder, between the date hereof and the Closing Date, with immediate notice of any indication of Buyer's underwriter, with respect to the Offering, to Buyer (verbal or written) during such time period, that such underwriter is either not willing to proceed with such Offering or that it recommends a delay in such Offering because of (i) market conditions, (ii) the financial or business results of prospects of the Buyer, or (iii) any other reason.


                                   ARTICLE 6

                         CONDITIONS PRECEDENT OF BUYER

         Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled or waived:

         6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Sellers contained in this Agreement and in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true in all material respects as of such date and (b) Sellers shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date, and Buyer shall have been furnished with a certificate of the Majority Stockholder, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 6.1.

         6.2 Opinion of Counsel. Buyer shall have been furnished with an opinion dated the Closing Date of Ricklefs & Company, P.C., counsel for Sellers and the Company, in form and substance reasonably acceptable to Buyer.

         6.3 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Sellers, the Company or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

         6.4 Consents. All consents of third parties, including, without limitation, governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Buyer, Sellers or the Company necessary on the part of Buyer, Sellers or the Company, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the respective businesses of Buyer and the Company in substantially the same manner immediately after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.

         6.5 Employment Agreements. Each of Douglas J. Dinicola, Edward G. O'Brien, Diane O'Brien and Robert Kennedy shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Exhibits C-1 through C-3, respectively (together with the exhibits attached thereto, the "Employment Agreements").

         6.6 Termination of Rights under Shareholder Agreements. Buyer shall have received satisfactory evidence that all rights, claims and other interests of any nature of all present shareholders of the Company arising under the Shareholders' Agreement shall have been satisfied and discharged or shall otherwise have terminated or been canceled.

         6.7 Outstanding Shareholder Loans. Any outstanding loans from or guarantees by the Company to or for the benefit of any Seller shall have been satisfied and discharged or otherwise have terminated or been canceled, and Sellers and the Company shall have delivered to Buyer satisfactory evidence thereof; provided that, as of the date hereof, the Majority Stockholder is indebted to the Company in the amount of $41,076.25 and the company is indebted to the Majority Stockholder in the amount of approximately $96,000, which such amounts shall be offset at the Closing, and the net balance due the Majority Stockholder by the Company shall be paid on demand of Majority Stockholder following the Closing.

         6.8 Effectiveness of Registration Statement. The Registration Statement with respect to the Share Consideration shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

         6.9 Consummation of the Offering. Buyer shall have consummated its public offering of its Convertible Preferred Stock resulting in gross proceeds to Buyer of not less than $5,000,000.

         6.10 Termination of Rights to Acquire Options. The Company's obligation to grant non-qualified stock options to employees (as described in Footnote 8 to the Company's Financial Statements) shall be terminated.

         6.11 Minimum Net Worth. The Company shall have a minimum net worth, as of the last day of the month preceding the Closing, of not less than $825,000.

         6.12 Lock-Up Agreement. Buyer shall have received the Lock-up Agreement duly executed by the Majority Stockholder.

                                   ARTICLE 7

                        CONDITIONS PRECEDENT OF SELLERS
                        -------------------------------

         Sellers need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled:

         7.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects and (b) Buyer shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and the Majority Stockholder shall have been furnished a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 7.1.

         7.2 Opinion of Buyer's Counsel. The Majority Stockholder shall have been furnished with an opinion dated the Closing Date of counsel for Buyer, in form and substance reasonably acceptable to Majority Stockholder.

         7.3 No Actions. No action, suit, or proceeding before any court, governmental or regulatory authority, administrative agency or arbitrator shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any Person shall have been threatened, against Sellers seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

         7.4 Consents. All consents of third parties including, without limitation, governmental authorities, and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Sellers, necessary on the part of Sellers, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

         7.5 Employment Agreements. Buyer shall have caused the Employment Agreements to be duly executed and delivered by the Company.

         7.6 Effectiveness of Registration Statement. The Registration Statement with respect to the Share Consideration shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

                                   ARTICLE 8

                                INDEMNIFICATION

         8.1 Indemnification by Sellers. Effective only from and upon the occurrence of the Closing, and subject to Section 8.3 below, each of the Dinicolas hereby agrees to jointly and severally defend, indemnify and hold harmless Buyer and the Company and their respective successors, assigns and affiliates (collectively, the "Buyer Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), including, without limitation, Environmental Liabilities and Costs (collectively, "Buyer Losses"), caused by, resulting from or arising out of:

         (a) (i) breaches of representation or warranty under this Agreement on the part of any Seller; and (ii) failures by any of the Dinicolas (whether as Sellers or Majority Shareholder) to perform or otherwise fulfill any undertaking or other agreement or obligation under this Agreement;

         (b) (i) any and all Taxes imposed on the Company (including, without limitation, Taxes relating to the Tax liability of Sellers to the extent any governmental authority seeks to impose such Taxes on the Company) for, or relating to, periods commencing with January 1, 1994 and subsequent thereto, and prior to the date of the the Closing to the extent the charges, accruals and reserves therefor as reflected on the books of the Company as of the date of the Closing are inadequate to cover such Taxes and (ii) any Tax liability of the Company resulting from the Company's election as of January 1, 1994 to be taxed as a "C corporation" (including, without limitation, any Tax liability resulting from such change in status); and

         (c) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Buyer Indemnitee proposes to demand indemnification ("Buyer Indemnified Claims"), Buyer or such other Buyer Indemnitee shall promptly notify the Majority Stockholder thereof, provided further, however, that, subject to Section 8.3 below, the failure to so notify the Majority Stockholder shall not reduce or affect Sellers' obligations with respect thereto except to the extent that Sellers are materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Majority Stockholder shall have the right promptly upon receipt of such notice (after acknowledging responsibility for such Buyer Indemnified Claim) to assume the control of the defense, compromise or settlement of any such Buyer Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Buyer), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if the Majority Stockholder shall have exercised its right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Majority Stockholder) in any such matter. So long as the Majority Stockholder is contesting any such

Buyer Indemnified Claim in good faith, Buyer and each other Buyer Indemnitee shall not pay or settle any such Buyer Indemnified Claim.

         8.2 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Sellers and their respective successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

         (a) (i) breaches of representation and warranty hereunder on the part of Buyer and (ii) failures by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder; and

         (b) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Seller or such other Seller Indemnitee shall notify Buyer thereof, provided further, however, that the failure to so notify Buyer shall not reduce or affect Buyer's obligations with respect thereto except to the extent that Buyer is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Seller) including, at its own expense, employment of counsel reasonably satisfactory to Seller; provided, however, that if Buyer shall have exercised its right to assume such control, Seller may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter. So long as Buyer is contesting any such Seller Indemnified Claim in good faith, Seller or such other Seller Indemnitees shall not pay or settle any such Seller Indemnified Claim.

         8.3 Limitation on Liability. The aggregate liability of the Dinicolas under this Article 8 shall be limited as follows:

         (a) There shall be no liability whatsoever under Section 8.1(a)(i) or under Section 8.1(c) (in respect of matters arising under Section 8.1(a)(i)) on the part of the Dinicolas until the Buyer Losses from the occurrence of Buyer Indemnified Claims arising under Section 8.1(a)(i) or under Section 8.1(c) (in respect of matters arising under Section 8.1(a)(i)) exceed in the aggregate $50,000, in which event the Dinicolas shall be liable for all such amounts exceeding said $50,000, but such liability will be limited in the aggregate (including, without limitation, for costs of defense of Buyer Indemnitees) to $500,000;

         (b) There shall be no liability whatsoever under Section 8.1(b) or under Section 8.1(c) (in respect of matters arising under Section 8.1(b)) until the Buyer Losses from the occurrence of Buyer Indemnified Claims arising thereunder exceed in the aggregate $115,000, in which event the Dinicolas shall be liable for all such amounts exceeding said $115,000; and

         (c) No claim for indemnification under Section 8.1(a)(i) for a breach of any representation or warranty or under Section 8.1(c) in respect of such breach shall be made after the date, if any, on which the survival period for such representation or warranty expires in accordance with
    Section 9.1 hereof, and the liability of the Dinicolas with respect thereto shall then cease, except with respect to claims made on or prior to the applicable date of expiration as set forth in Section 9.1, which claims shall survive such expiration. No claim for indemnification under Section 8.1(b) or under Section 8.1(c) in respect to a claim arising under Section 8.1(b) shall be made after the date one year after the expiration of the applicable statute of limitations for claims of the nature described in
    Section 8.1(b).


                                   ARTICLE 9

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
             -----------------------------------------------------

         9.1 Representations, Warranties and Covenants. The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date for a period of one year, except that any representation or warranty of Sellers contained in Sections 3.1, 3.4 and 3.5 shall survive the Closing Date without limitation, and any representation or warranty of Sellers contained in Section
3.12 (Tax Matters) shall survive until the expiration of one year after the expiration of the applicable statute of limitations.


                                   ARTICLE 10

                 NON-COMPETITION BY SELLERS AND NO SOLICITATION
                 ----------------------------------------------

         10.1 Non-Compete. Majority Stockholder shall not, and shall not permit any of their respective affiliates to, for a period of three years from the Closing, compete, directly or indirectly, with the Company.

         10.2 Non-Solicitation. Majority Stockholder agrees that he shall not, for a period of three years after the Closing Date, employ any person who was employed by the Company or any of its affiliates or induce such person to accept employment other than with the Company and its affiliates.

         10.3 Remedies. Each Seller recognizes that a breach or threatened breach by him of his obligations under this Article 10 would cause irreparable injury to the Company, and the Company shall be entitled to seek preliminary and permanent injunctions enjoining him from violating this Article 10, in addition to any other remedies which may be available.

                                   ARTICLE 11

                                 MISCELLANEOUS
                                 -------------

         11.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         11.2 Waiver. Any failure of Sellers to comply with any of their respective obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by the Majority Stockholder.

         11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

                       (i) If to Sellers, to:

                                    Comp Ware, Inc.
                                    d/b/a Webb Distribution
                                    Two Lowel Avenue
                                    Winchester, MA  01890
                                    Telecopier:  (617) 729-6839
                                    Telephone:   (617) 729-5800

                                    Attention:  A.J. Dinicola

                                    (with a copy to)

                                    Ricklefs & Company, P.C.
                                    One Washington Mall
                                    Boston, MA  02108
                                    Telecopier:  (617) 722-0223
                                    Telephone:   (617) 722-0222

                                    Attention: Donald P. Ricklefs, Esq.

                      (ii) If to Buyer, to

                                    Questron Technology, Inc.
                                    6400 Congress Avenue
                                    Suite 200
                                    Boca Raton, Florida  33487

                                    Telecopier:  (407) 241-2866
                                    Telephone:   (407) 989-0888

                                    Attention: Dominic A. Polimeni

                                    (with a copy to)

                                    Winthrop, Stimson, Putnam & Roberts
                                    One Battery Park Plaza
                                    New York, New York   10004
                                    Telecopier:  (212) 858-1500
                                    Telephone:   (212) 858-1000

                                    Attention: Howard S. Kelberg, Esq.

Such names and addresses may be changed by written notice to each person listed above.

         11.4 Governing Law and Consent to Jurisdiction; Dispute Resolution.
(a) This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Delaware.

         (b) Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof, shall be referred to arbitration under the rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Section 11.4. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations.

         (c) The arbitration panel shall consist of three arbitrators, one of whom shall be appointed by each party hereto. The two arbitrators thus appointed shall choose the third arbitrator; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator, either arbitrator may petition the American Arbitration Association to make the appointment.

         (d) The place of arbitration shall be New York.

         11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         11.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

         11.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 8.1 and 8.2, the other Buyer Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties provided that Buyer may assign its rights under the Agreement to any affiliate of Buyer, except in the event of any such assignment to an affiliate of Buyer, Buyer shall guarantee the obligations hereunder of "Buyer" and shall be a joint maker on the Notes.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                           QUESTRON TECHNOLOGY, INC.

                           By /s/ DOMINIC A. POLIMENI
                             ---------------------------------
                             Name:  Dominic A. Polimeni
                             Title: Chairman, President and
                                    Chief Executive Officer


                             /s/ ALBERT J. DINICOLA
                             ---------------------------------
                               Albert J. Dinicola


                             /s/ DOUGLAS J. DINICOLA
                             ---------------------------------
                             Douglas J. Dinicola


                             /s/ DONALD PAUL DINICOLA
                             ---------------------------------
                             Donald Paul Dinicola*


                             /s/ DIANE DINICOLA MARSH
                             ---------------------------------
                             Diane Dinicola Marsh*


                             /s/ DEBORAH DINICOLA MADIGAN
                             ---------------------------------
                             Deborah Dinicola Madigan


                             /s/ DIANE O'BRIEN
                             ---------------------------------
                             Diane O'Brien


                             /s/ EDWARD B. O'BRIEN
                             ---------------------------------
                             Edward B. O'Brien


                             /s/ ROBERT KENNEDY
                             ---------------------------------
                             Robert Kennedy


* by Power of Attorney

                                  Schedule 1.1

                                COMP WARE, INC.

                                 CAPITALIZATION

                               December 16, 1996


Stockholder Name                                                       No. Common Stock Shares
-----------------                                                      -----------------------
Albert J. Dinicola                                                              420,000

Douglas J. Dinicola                                                              80,000

Donald Paul Dinicola                                                             20,000

Diane Dinicola Marsh                                                             20,000

Deborah Dinicola Madigan                                                         20,000

Diane O'Brien                                                                    32,557.85

Edward G. O'Brien                                                                32,557.85

Robert Kennedy                                                                   26,046.30

Total Outstanding                                                                651,162

Total Authorized                                                               1,000,000
 (all $.01 par, common stock)


                                                                   EXHIBIT A-1

                                FORM OF NOTE A

$375,000                                                      January __, 1997

(a)      Principal.

         For value received, Questron Technology, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Albert J. Dinicola ("Holder"), at ______________________, or at such other place as Holder may from time to time designate in writing, the principal sum of three hundred seventy five thousand dollars ($375,000), or so much thereof as shall be outstanding hereunder, together with accrued interest from the date of this Note (this "Note") on the unpaid principal; provided, however, that in the event Holder receives net proceeds("Warrant Proceeds") from the sale of Maker's Series IV Warrants (the "Warrants") received by the Holder pursuant to that certain Stock Purchase Agreement dated as of December __, 1996 by and among Maker and the shareholders of Comp Ware, Inc. D/B/A Webb Distribution (the "Stock Purchase Agreement") that are in excess of $375,000, then such excess shall be applied to reduce the outstanding principal amount of this Note, and, to the extent the Warrant Proceeds, together with any payments of principal received by Holder under this Note are in excess of $750,000, then such excess shall be applied to reduce the outstanding principal amount of that certain Note B of Maker dated the date hereof for $375,000 maturing in 2000.

(b)      Payment of Principal.

         The outstanding principal balance hereunder and all accrued interest shall be due and payable on that date eighteen month from the date hereof ("Maturity Date").

(c)      Prepayment.

         Maker may, at any time, and from time to time, prepay the outstanding principal balance under this Note, in whole or in part, so long as such payment is accompanied by payment of all accrued but unpaid interest payable hereunder. Any such prepayment shall be applied, first, to accrued but unpaid interest and, second, to the remaining outstanding principal balance hereof.

(d)      Interest Rate and Payment.

         From the date of this Note until payment in full of the principal hereof, the outstanding principal hereunder shall bear interest at the rate of 10% per annum based on a year of 360 days.

(e)      Lawful Money.


#20161954.3

         Principal and interest are payable in lawful money of the United States of America.

(f)      Event of Default.

         If the Maker shall fail to make payment of principal or interest when due pursuant to the terms hereof; or if the Maker is adjudicated bankrupt or insolvent by a court of competent jurisdiction or makes an assignment for the benefit of creditors; or if the Maker shall petition for any proceedings in bankruptcy or liquidation or for the reorganization or adjustment of indebtedness of the Maker; or if any involuntary petition for any proceedings in bankruptcy or liquidation or for the reorganization or the readjustment of indebtedness of the Maker shall be filed, or any case or proceeding shall be commenced by any person other than the Maker under applicable bankruptcy or insolvency laws now or hereafter existing, against the Maker, and such petition, case or proceeding shall remain undischarged for more than thirty (30) days, whether or not consecutive (each an "Event of Default"); then all principal and accrued interest hereunder will become payable in full, without the need for any further action by the Holder hereof. The Maker agrees to pay all costs and expenses, including all attorneys' fees, for the collection or enforcement of this Note upon an Event of Default.

(g)      Remedies.

         Upon the occurrence of an Event of Default, then, at the option of Holder, the entire balance of principal, together with all accrued interest thereon, without demand or notice, shall immediately become due and payable. The Maker hereby absolutely and irrevocably waiver notice of acceptance, presentment, notice of demand, notice of non-payment, protest, notice of protest, suit and all other conditions precedent in connection with the deliver, acceptance, collection and/or enforcement of the Note or any collateral or security therefor. The Maker hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, and of any Federal court located in the said Commonwealth, in connection with any actions or proceedings by the Holder hereof arising out of or relating of this Note. In any such action or proceeding, the Maker absolutely and irrevocably waives personal service of any summons, complaint, declaration or any other process and hereby absolutely and irrevocably agrees that the service thereof may be made, in addition to other methods permitted by law, by certified, registered or first class mail directed to the Maker at ______________________________, or such other address of which the
         Maker shall have given notice to the Holder by certified, registered or first class mail.

(h)      Restriction on Transferability.

         This Note may not be transferred or assigned in whole or in part without the prior written consent of Maker.

(i)      Severability.

         Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(j)      Headings.

         Headings at the beginning of each numbered Section of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.


(k)      Choice of Law.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

(l)      Cancellation of this Note.

         In the event that, prior to the expiration of the eighteen (18) month period of the Lock-up Agreement (as defined in the Stock Purchase Agreement), Maker's underwriter releases Holder from the Lock-up Agreement in connection with a proposed transaction to sell the Warrants and Holder declines to sell the Warrants in such transaction within seven business days of receipt by Holder of written notice of sail release, then this Note shall be automatically canceled.

                                     QUESTRON TECHNOLOGY, INC.,
                                     a Delaware corporation



                                     By:  _______________________
                                     Name:
                                     Title:

                                                                EXHIBIT A-2

                                 FORM OF NOTE B

$375,000                                                   January __, 1997

(a)      Principal.

         For value received, Questron Technology, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Albert J. Dinicola ("Holder"), at ______________________, or at such other place as Holder may from time to time designate in writing, the principal sum of three hundred seventy five thousand dollars ($375,000), or so much thereof as shall be outstanding hereunder, together with accrued interest from the date of this Note (this "Note") on the unpaid principal; provided, however, that in the event Holder receives net proceeds ("Warrant Proceeds") from the sale of Maker's Series IV Warrants (the "Warrants") received by the Holder pursuant to that certain Stock Purchase Agreement dated as of December __, 1996 by and among Maker and the shareholders of Comp Ware, Inc. D/B/A Webb Distribution (the "Stock Purchase Agreement"), that are in excess of $375,000, then such excess shall be applied to reduce the outstanding principal amount of that certain Note A of Maker dated the date hereof for $375,000 maturing in 1998 (the "Eighteen Month Note") and to the extent the Warrants Proceeds, together with any payments of principal received by Holder under the Eighteen Month Note are in excess of $750,000, then such excess shall be applied to reduce the outstanding principal amount of this Note.

(b)      Payment of Principal.

         The outstanding principal balance hereunder, together with interest at the rate of 10% per annum shall be payable as follows: commencing one month from the date hereof and continuing on the same day of each successive month thereafter, monthly payments of principal and interest on amounts of principal remaining unpaid from time to time shall be due and payable in 60 equal payments of $7,967.64; provided that all outstanding and unpaid principal and accrued interest shall be paid in full on the date five years from the date hereof.

(c)      Prepayment.

         Maker may, at any time, and from time to time, prepay the outstanding principal balance under this Note, in whole or in part, so long as such payment is accompanied by payment of all accrued but unpaid interest payable hereunder. Any such prepayment shall be applied, first, to accrued but unpaid interest and, second, to the remaining outstanding principal balance hereof.

(d)      Interest Rate and Payment.

         From the date of this Note until payment in full of the principal hereof, the outstanding principal hereunder shall bear interest at the rate of 10% per annum.

(e)      Lawful Money.

         Principal and interest are payable in lawful money of the United States of America.

(f)      Event of Default.

         If the Maker shall fail to make payment of principal or interest when due pursuant to the terms hereof; or if the Maker is adjudicated bankrupt or insolvent by a court of competent jurisdiction or makes an assignment for the benefit of creditors; or if the Maker shall petition for any proceedings in bankruptcy or liquidation or for the reorganization or adjustment of indebtedness of the Maker; or if any involuntary petition for any proceedings in bankruptcy or liquidation or for the reorganization or the readjustment of indebtedness of the Maker shall be filed, or any case or proceeding shall be commenced by any person other than the Maker under applicable bankruptcy or insolvency laws now or hereafter existing, against the Maker, and such petition, case or proceeding shall remain undischarged for more than thirty (30) days, whether or not consecutive (each an "Event of Default"); then all principal and accrued interest hereunder will become payable in full, without the need for any further action by the Holder hereof. The Maker agrees to pay all costs and expenses, including all attorneys' fees, for the collection or enforcement of this Note upon an Event of Default.

(g)      Remedies.

         Upon the occurrence of an Event of Default, then, at the option of Holder, the entire balance of principal, together with all accrued interest thereon, without demand or notice, shall immediately become due and payable. The Maker hereby absolutely and irrevocably waiver notice of acceptance, presentment, notice of demand, notice of non-payment, protest, notice of protest, suit and all other conditions precedent in connection with the deliver, acceptance, collection and/or enforcement of the Note or any collateral or security therefor. The Maker hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, and of any Federal court located in the said Commonwealth, in connection with any actions or proceedings by the Holder hereof arising out of or relating of this Note. In any such action or proceeding, the Maker absolutely and irrevocably waives personal service of any summons, complaint, declaration or any other process and hereby absolutely and irrevocably agrees that the service thereof may be made, in addition to other methods permitted by law, by certified, registered or first class mail directed to the Maker at ______________________________, or such other address of which the
         Maker shall have given notice to the Holder by certified, registered or first class mail.

(h)      Restriction on Transferability.

         This Note may not be transferred or assigned in whole or in part without the prior written consent of Maker.

(i)      Severability.

         Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.


(j)      Headings.

         Headings at the beginning of each numbered Section of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.


(k)      Choice of Law.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware.


(l)      Cancellation of this Note.

         In the event that, prior to the expiration of the eighteen (18) month period of the Lock-up Agreement (as defined in the Stock Purchase Agreement), Maker's underwriter releases Holder from the Lock-up Agreement in connection with a proposed transaction to sell the Warrants and Holder declines to sell the Warrants in such transaction within seven business days of receipt by Holder of written notice of said release, then this Note shall be automatically canceled.

                                     QUESTRON TECHNOLOGY, INC.,
                                     a Delaware corporation


                                     By:  ______________________
                                     Name:
                                     Title:

                                                                     EXHIBIT B










Biltmore Securities, Inc.
6700 North Andrews Avenue
Fort Lauderdale, Florida  33309


                                          RE:  QUESTRON TECHNOLOGY, INC.

Gentlemen:

                  The undersigned is the beneficial and record holder of 1,500,000 Series IV Warrants to purchase common stock (the "Warrants") of Questron Technology, Inc., a Delaware corporation (the "Company"). In connection with the proposed public offering of securities of the Company (the "Offering"), the undersigned agrees not to directly or indirectly, for a period of eighteen (18) months following the effective date of the Offering, offer, sell (including by effecting any short sale), loan, hypothecate, pledge, grant any option for the sale of, acquire any option to dispose of, transfer or gift (except for estate planning or charitable transfer or other private sales, provided the transferees agree to be bound by the same restrictions on transfer), or otherwise dispose of any Warrants without obtaining your prior written consent (which consent may be withheld or granted in your discretion). The undersigned acknowledges and agrees that in order to enforce the covenants contained in this letter agreement, the Company will impose stop-transfer instructions with respect to the Warrants owned by the undersigned until the end of such eighteen (18) month period for transfers other than those exceptions described above.



Date:



                                            Signed: ________________________
                                                       Albert J. Dinicola

                                                                EXHIBIT C-1


                              EMPLOYMENT AGREEMENT


                  Agreement made this day of [1996] between QUESTRON TECHNOLOGY, INC. (herein referred to as the "Company" or the "Employer"), and _____________ [insert name of executive] (the "Executive").
                  WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept/continue employment with the Company, but only on the terms and conditions hereinafter set forth.
                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
                  (y) Term. Unless sooner terminated as provided in Section 6 of the Agreement, the term of this Agreement shall be for a three-year period commencing on the date hereof, provided that the parties may agree in writing to extend such term for any additional period.
                  (z) Employment. The Executive shall serve the Company as its _____________ [insert title]. During the term of this Agreement, the Executive shall, except during vacation or sick leave, devote the whole of his time, attention and skill during usual business hours (and outside those hours when reasonably necessary to his duties hereunder) to his duties hereunder; faithfully and diligently perform such duties and exercise such powers as may be from time to time reasonably assigned to or vested in him by the Company's Board of Directors (the "Board") or by any officer of the Company superior to the Executive; and use his best efforts to promote the interests of the Company. The Executive may be required in pursuance of his duties hereunder to perform similar services in a similar capacity at the same location for any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates"). The Executive shall obey all policies of the Company and applicable policies of its Affiliates to which he has received written notice.
                  (aa) Compensation. During the term of this Agreement, the Company shall pay the Executive a salary at an annual rate of ___________ [insert amount which shall be not less (as to total amount and as to allocation between contingent and non-contingent portions) than the amount equal to the sum of all compensation received by employee from Comp Ware, Inc. for calendar year 1996], which shall be payable biweekly.
                  4. Benefits. The Executive shall be entitled to such retirement benefits, health and other welfare plan coverage, life insurance, expense accounts, vacation time, sick leave, perquisites of office, fringe benefits, eligibility to immediately participate (and vest, giving full credit for employee's tenure with Comp Ware, Inc., in accordance with the provisions of each of the following plans) in Quest Electronic Hardware, Inc.'s 401(k), and Questron Technology, Inc.'s ESOP and stock option plan, plus any employment benefits as the Company provides to any or all its employees.
                  5. Nonassignment. The performance by the Executive of his duties under this Agreement is his personal obligation and may not be delegated by him. However, the Executive may delegate duties and responsibilities to other employees or agents of the Company incident to normal and customary management practices. Neither party hereto may assign any rights hereunder. Any purported delegation or assignment shall be void. The foregoing notwithstanding, however, the Company may assign this Agreement to any Affiliate of the Company.

                  6. Termination. Unless sooner terminated in accordance with the following provisions of this paragraph 6, the Company shall continue to employ the Executive and the Executive shall continue to work for the Company, during the term of this Agreement.
                  (I) The employment of Executive hereunder shall terminate upon (i) the death of Executive; and (ii) at the option of Employer, upon not less than thirty (30) days' prior written notice to Executive or his legal representative, in the event that Executive becomes disabled. Executive shall be deemed to be disabled if by reason of physical or mental incapacity or disability, he is unable to render the services to be rendered by him pursuant to this Agreement for a continuous period of ninety (90) successive days or for shorter periods aggregating one hundred twenty (120) days or more during any twelve (12) successive months (the advice of a reputable physician mutually acceptable to Employer and Executive as to the existence of any such incapacity or disability to be final and binding upon the parties).
                  (II) In the event of any willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Employer shall have the right to terminate the term of employment by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Employer within thirty days after such notice, this Agreement shall terminate and the Employer shall have no further obligation to the Executive hereunder other than as provided by subsection (d) of this
Section 6, but the restrictions on the Executive's activities contained in Sections 7 and 8 and the obligations of the Executive contained therein shall continue in effect as provided therein.
                  (III) The Company may terminate the Executive's employment at any time without cause. In the event that the Executive is terminated without cause, the Company shall continue to pay the Executive biweekly at a rate equivalent to his compensation, plus benefits described in paragraph 4 above until the end of the term of this Agreement. Such payments to the Executive by the Company will be in full and complete satisfaction (except as provided in subsection d below) of any and all obligations owing to the Executive pursuant to this Agreement (excluding any common law claims, rather than contractual claims under this Agreement, which may exist in connection with such termination).
                   (IV) Upon termination pursuant to a, b or c above, the Company shall pay the Executive or his estate any salary and other employment benefits earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Executive shall become immediately due and payable.
                  7.       Intellectual Property; Confidentiality.
                           (a)  Intellectual Property.  Executive agrees that
all ideas, sketches, designs, prototypes, samples, patterns, and related work product developed by him during the term of employment which related directly or indirectly to the business of Employer or any of its subsidiaries or affiliates, will be the property of Employer and that he will, at Employer's request and cost, do whatever is reasonably necessary to secure the rights thereto to Employer.
                           (b)  Confidentiality.  Except as required pursuant
to a court order or applicable law, Executive agrees that he will not divulge to anyone (other than Employer or any persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets. Executive further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of Employer.

                  8.       Competition.
                           (a)      The Executive agrees that during his
employment at the Company and for a period of six months after termination of his employment, he will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with the business of the Company or any of its Affiliates within any state, region or locality in which the Company or such Affiliate is then doing business. For purposes of this Agreement, the Executive shall be deemed to be engaged in or to have a financial interest in such a business if he is an employee, officer, director, or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a business, or if he directly or indirectly performs services for such entity or if he beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit the Executive from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.
                           (b)      The Executive agrees that during his
employment at the Company and for a period of six months after the termination of his employment, he will not knowingly interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any of its Affiliates and any customer, supplier or employee of the Company or such Affiliate.
                           (c)      The Executive agrees that he shall not,
for a period of six months after the termination of his employment, employ any person who was employed by the Company or any of its Affiliates or induce such person to accept employment other than with the Company and its Affiliates.
                           (d)      The Executive recognizes that a breach or
threatened breach by him of his obligations under this Section 8 would cause irreparable injury to the Company, and the

Company shall be entitled to seek preliminary and permanent injunctions enjoining him from violating this Section 8 in addition to any other remedies which may be available. In the event that the Executive is receiving payments pursuant to subsection (c) of Section 6, the obligations under all provisions of this Section 8 shall continue so long as Employer continues to make such payments, but not beyond three years from the date hereof.
                  9. Addresses. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                           If to the Company:

                           Questron Technology, Inc.
                           6400 Congress Avenue
                           Suite 200
                           Boca Raton, FL  33487
                           Telephone:  (407) 989-0888
                           Facsimile:  (407) 241-2866
                           Attention:  Dominic A. Polimeni


                           If to the Executive:

                           [insert]

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.
                  10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.
                  11. Headings. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.
                  12. Entire Agreement, Etc. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment.
                  13. Amendments. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
                  14. Binding Effect. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.
                  15. Severability. If any provision of this Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.
                  16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
                  17. Survival. The obligations of the Executive set forth in Sections 7, 8 and 10 represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company hereunder, and shall survive the termination of this Agreement.

                  IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.


[insert name of Executive]                    QUESTRON TECHNOLOGY, INC.




______________________________               By:  _____________________________
                                                  Name:
                                                  Title: